Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of March 6, 2017 (the “Effective Date”), by and between Greenwood Hall, Inc., a Nevada corporation (“Company”) and Timothy Boris (“Executive”).

The parties agree as follows:

1.           Employment Term. Commencing on the Effective Date, Company hereby employs Executive with a start date of April 3, 2017, and Executive hereby accepts such employment, upon the terms and conditions set forth herein. The initial term of this Agreement is for two years, subject to Sections 3 and 7, and may be renewed for one year upon mutual agreement by Company and Executive, still subject to Sections 3 and 7.

2.           Duties.

2.1           Position. Executive is employed as Company’s General Counsel and Chief Operating Officer and shall have the authority, duties and responsibilities assigned by Company’s Chief Executive Officer (“CEO”), both upon initial hire and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Subject to the terms and conditions set forth herein (including, but not limited to, the terms and conditions set forth in subsection 7.2 below) Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion.

2.2           Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company, and will abide by all written policies of Company and directions of Company’s Board of Directors (the “Board of Directors”), as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote substantially all of Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies the Board of Directors in advance of Executive’s intent to engage in other paid work and receives the Board of Directors’ express written consent to do so.

2.3           Work Location. Executive’s principal place of work shall be located at Company’s facilities in Los Angeles, California (“Primary Workplace”), or such other location as the parties may agree upon from time to time. The foregoing notwithstanding, Executive may work remotely provided that Executive spends substantial time at the Primary Workplace.

3.           At-Will Employment. Executive’s employment with Company is at-will and not for any specified period and may be terminated at any time, with or without Cause (as defined below) or advance notice, by either Executive or Company subject to the provisions regarding termination set forth below in Section 7. No representative of Company, other than the Board of Directors, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement approved by the Board of Directors and signed by Executive and either a duly authorized officer of Company or a duly authorized member of the Board of Directors. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

4.           Compensation.

4.1           Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial base salary of $240,000 per year, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, payable in accordance with Company’s normal payroll practices (but, in any event, Executive shall receive pro-rata payments of base salary at least once each calendar month). In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the base salary as then in-effect prorated to the date of termination.

4.2           Incentive Compensation. During each calendar year beginning in 2017, Executive shall be eligible to earn an annual bonus of twenty to fifty percent (20% - 50%) (“Target Bonus”) as in-effect for the applicable calendar year (the “Annual Bonus”), subject to the achievement of personal and corporate objectives or milestones to be established by the Board of Directors, or any Compensation Committee thereof, (after considering any input or recommendations from Executive) within sixty (60) days following the beginning of each calendar year during Executive’s employment. In order to earn the Annual Bonus under this provision, the applicable objectives must be achieved and Executive must be employed by Company at the time the Annual Bonus is distributed by Company. For Calendar Year 2017, Executive’s initial Key Performance Indicators, Financial Performance Objectives, and Target Bonus Schedule are attached hereto as Exhibit “A” of this Agreement. The Annual Bonus shall be paid on or before the 15th day of the third month following the end of the Calendar Year in which it is considered earned. The actual Annual Bonus paid may be more or less than the Target Bonus.

4.3           Performance and Salary Review. The Board of Directors will periodically review Executive’s performance on no less than an annual basis. Upward adjustments to salary or other compensation, if any, will be recommended by the Chief Executive Officer and made by the Board of Directors, in its sole and absolute discretion.

4.4           Stock Option. In addition, subject to the approval of the Board of Directors, Executive shall be issued stock options equal to 500,000 of common shares in Company with a strike price of $ 0.01, out of approximately 63,750,000 outstanding shares of Company (the “Option”). The Option will vest over a two (2) year period and be granted under Company’s stock plan (as amended from time to time, the “Plan”) and related stock option documents. The Option is intended to be an “incentive stock option” (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) to the greatest extent permitted under the Code. The Option will have an exercise price per share equal to the fair market value of one share of Company’s common stock on the date of grant, as determined by the Board of Directors. As a condition of receipt of the Option, Executive will be required to sign Company’s standard form of stock option agreement (the “Option Agreement”) and the Option will be subject to the terms and conditions of the Plan, the Option Agreement and this Agreement.

Executive shall be eligible to receive an additional 350,000 shares of restricted stock (stock options) after the completion of one (1) year of employment. Executive shall also be eligible for an additional 500,000 shares of restricted stock (stock options) provided Company meets or exceeds financial performance projections for Calendar Year 2017 as detailed in Exhibit “A” OR an additional 1,000,000 shares of restricted stock (stock options) provided Company exceeds financial performance projections and all Key Perfomannce Indicators for Calendar Year 2017 as detailed in Exhibit “A.”

4.5           280G. If, due to the benefits provided under Section 4.4 above, Executive is subject to any excise tax due to characterization of any amounts payable under Section 4.4 as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, the “Code”), the amounts payable under Section 4.4 will be reduced (to the least extent possible) in order to avoid any “excess parachute payment” under section 280G(b)(1) of the Code.

5.           Customary Fringe Benefits. Executive will be eligible to participate in any employee benefit plans, fringe benefits, perquisites or other arrangements maintained by Company on no less favorable terms than for other Company executives subject to the terms and conditions of Company’s benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive. Commencing on the Effective Date, Executive shall annually accrue and use paid vacation subject to the terms and conditions of Company’s vacation policy as in effect from time to time. Any unused accrued vacation shall be paid out to Executive in cash upon Executive’s termination of employment for any reason applying Executive’s rate of base salary as in-effect at such time. In addition, Executive shall receive a car allowance of $1,500 per month to cover the monthly costs associated with the leasing or purchasing of an automobile and related expenses (including, without limitation, mileage, gas, insurance, registration, repairs and maintenance expenses), with no additional mileage or other expenses paid by Company.

6.           Business Expenses. Executive will be promptly reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with Company’s policies. Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year, and (c) not be subject to liquidation or exchange for another benefit.

7.           Termination of Executive’s Employment.

7.1           Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause subject to the terms of this Agreement. For purposes of this Agreement, “Cause” is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Company; (b) any acts or conduct by Executive that are materially adverse to Company’s interests; (c) Executive’s material breach of this Agreement; (d) Executive’s material breach of Company’s Employee Proprietary Information and Inventions Agreement; (e) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude or that otherwise materially negatively impacts Executive’s ability to effectively perform Executive’s duties hereunder; (f) Executive’s willful neglect of duties as determined in the good faith discretion of the Board of Directors (provided that poor performance and/or subpar results by themselves do not constitute Cause); or (g) the winding down of Company’s entire business and/or dissolution or liquidation of Company (other than in connection with a change in control). In the event of termination of Executive’s employment based on clauses (a), (b) or (f) above, Executive will have thirty (30) days following receipt of notice from Company to cure the issue, if curable. In the event Executive’s employment is terminated in accordance with this subsection 7.1 Executive shall be entitled to receive only Executive’s base salary then in effect, prorated to the date of termination plus all vacation, and benefits accrued through the date of termination plus any earned (as determined by the Board of Directors) but unpaid bonus for a prior completed calendar year (collectively, “Standard Entitlements”). In addition, Executive shall be entitled to receive reimbursement of any business expenses, to the extent not previously reimbursed, in accordance with Section 6 above. Except for any terms and conditions of this Agreement that by their terms survive termination of Executive’s employment, all other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Package or other amounts described in subsection 7.2 below. For clarification, the foregoing is an exclusive list of the acts or omissions that shall be considered “Cause” for the termination of Executive’s employment by Company.

7.2           Qualifying Termination/Severance. Company may terminate Executive’s employment under this Agreement without Cause at any time on written notice to Executive and Executive may resign his employment for Good Reason as defined below (either of such terminations is a “Qualifying Termination”). As used in this Agreement, “Good Reason" shall mean that any one or more of the following events have occurred without Executive’s express prior written consent:

(i)            A material adverse change in Executive’s authority, duties and/or responsibilities such that Executive’s authority, duties and/or responsibilities are no longer commensurate with Executive being Company’s COO or General Counsel;

(iii)          Any material breach by Company of any material term of this Agreement; or

(iv)         Any material reduction by Company (or its successor) of (A) Executive’s base salary or (B) Executive’s Target Bonus, unless any such reduction is made as part of, and is generally consistent with, a general reduction of senior executive base salaries or target bonuses, respectively, in which case such a reduction shall not constitute Good Reason.

In order to resign Executive’s employment for Good Reason, Executive must within 60 days of Executive’s awareness of the applicable Good Reason event(s) provide Company with written notice informing Company about Executive’s intention to resign Executive’s employment for Good Reason unless such event(s) is cured or remedied by Company (“Good Reason Notice“). Company will have 30 days after its receipt of such Good Reason Notice to cure or remedy the Good Reason event(s). If Company does not timely cure or remedy the Good Reason event(s), then Executive can resign Executive’s employment for Good Reason at any time within 30 days following the expiration of the 30 day cure/remedy period. This “Good Reason” definition and process is intended to constitute an involuntary separation from service as provided under Treasury Regulations Section 1.409A-1(n) and shall be interpreted accordingly.

In the event of a Qualifying Termination, Executive will receive the Standard Entitlements and shall be entitled to receive reimbursement of any business expenses, to the extent not previously reimbursed, in accordance with Section 6 above. In addition, Executive will receive (a) a “Severance Payment” in an amount which is equivalent to six (6) months of Executive’s base salary then in effect on the date of termination, payable in equal installments (but no less frequently than once per calendar month) over a period of three (3) months, in accordance with Company’s regular payroll cycle, beginning on the first payroll date following the date on which the general release referenced below has become effective and (b) payment (or reimbursement) of monthly premiums for Executive and Executive’s dependents’ group health care coverage continuation pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, for such three-month period, provided Executive elects to continue and remains eligible for such benefits and does not become eligible for health coverage through another employer during this period (together with the Severance Payment, the “Severance Package”). Executive will only receive the Severance Package and other severance benefits and payments described if Executive: (i) complies with all surviving provisions of this Agreement as specified in subsection 15.8 below; and (ii) executes a separation agreement and release of claims agreement and such release has become effective in accordance with its terms prior to the 60th day following the termination date. Except for any terms and conditions of this Agreement that by their terms survive termination of Executive’s employment, all other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

7.3          Voluntary Resignation by Executive. Executive may voluntarily resign Executive’s position with Company at any time without Good Reason. In the event of Executive’s resignation without Good Reason, Executive will be entitled to receive only the Standard Entitlements. In addition, Executive shall be entitled to receive reimbursement of any business expenses, to the extent not previously reimbursed, in accordance with Section 6 above. Except for any terms and conditions of this Agreement that by their terms survive termination of Executive’s employment, all other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive the Severance Package or other amounts described in subsection 7.2 above.

7.4           Termination upon Death or Disability. If Company terminates Executive’s employment as a result of Executive’s Disability (as defined below), or if Executive’s employment is terminated due to the death of Executive, then Executive shall become entitled to the Standard Entitlements. Except as provided below, Executive shall not be entitled to receive severance or other benefits except those (if any) as may then be established under Company’s then existing severance and benefit plans and policies and applicable to all employees at the time of Executive’s death or such Disability. Notwithstanding the foregoing, if Executive’s employment is terminated due to the death or Disability of Executive, then Executive shall be entitled to receive a Severance Payment in an amount which is equivalent to (i) six (6) months of Executive’s base salary then in effect on the date of termination, minus (ii) the aggregate amount that Employee is entitled to receive under Company’s paid life insurance policy or disability insurance policy, such remaining amount to be payable to Executive in equal installments (but no less frequently than once per calendar month) over a period of six (6) months, in accordance with Company’s regular payroll cycle, beginning on the first payroll date following the date on which the general release referenced in Section 7.2 has become effective. In the event of Executive’s death, all such payments contemplated in this Section 7.4 shall be made to such person as Executive will designate in a notice filed with Company or, if no such person is designated, to Executive’s estate. In addition, upon the Disability or death of Executive, Company shall pay (or reimburse) the monthly premiums for the continued benefit of Executive or Executive’s immediate family, as applicable, of group health care coverage continuation pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, for a six-month period (in addition to the “Severance Payment” contemplated hereunder, the “Severance Package”). As used herein, the term “Disability” shall mean that Executive has been unable to perform Executive’s duties under this Agreement as the result of Executive’s incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by Company or its insurers and reasonably acceptable to Executive or Executive’s legal representative (such Agreement as to acceptability not to be unreasonably withheld.). Termination resulting from Disability may only be effected after at least 30 days’ written notice by Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of Executive’s duties hereunder before the termination of Executive’s employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

7.5           Resignation of Other Positions. Should Executive’s employment terminate for any reason, Executive agrees to immediately resign all other positions Executive may hold with or on behalf of Company.

7.6           Application of Section 409A.

(a)           Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) that is to be paid based upon Executive’s termination of employment shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b)           Company intends that income provided to Executive pursuant to this Agreement or otherwise will not be subject to taxation under Section 409A of the Code and Company shall utilize commercially reasonable efforts in administering this Agreement and any payments or benefits to be provided to Executive to ensure that Executive is not subject to any such taxation. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

(c)           Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)           For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

8.           No Conflict of Interest. During the term of Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, or other activities that create a conflict of interest. Such work and/or activities shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, advisor, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by the Board of Directors in its sole discretion. If the Board of Directors believes such a conflict exists during the term of this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work and/or activities or resign employment with Company (if Executive elects to not discontinue such other work or activities).

9.           Non-disparagement. Executive agrees that during and after Executive’s employment with Company, Executive will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or any of its officers or directors.

10.         Confidential Information.

10.1         Confidentiality. In the course of Executive’s employment by Company, Executive will have access to Confidential Information (as defined below) of Company and its affiliates, subsidiaries, chapters, and members. Executive agrees to maintain the strict confidentiality of all Confidential Information during the term of this Agreement and thereafter. For purposes of this Agreement, "Confidential Information" shall mean all information and materials of Company, and all information and materials received by Company from third parties (including but not limited to affiliates, subsidiaries, chapters, and members of Company), which are not generally publicly available and all other information and materials which are of a proprietary or confidential nature, and are deemed by Company as such.

10.2         Intellectual Property. Executive recognizes and agrees that all copyrights, trademarks, patents, and other intellectual property rights to works or marks arising in, from or in connection with Executive's employment by Company, and that are within the scope of Executive's employment by Company, are the sole and exclusive property of Company. Executive agrees not to assert any such rights against Company or any third party. Executive agrees to assign, and hereby does assign, to Company all rights, if any, in or to such works or marks that may accrue to Executive during the term of this Agreement

10.3         Notification of Materials of and Obligations to Other Employers. Executive warrants that Executive has not brought and shall not bring to Company or use in the performance of Executive’s responsibilities at Company any materials or documents of former employers that are not generally available to the public unless Executive has obtained express written authorization from the former employer for their possession and use. Executive also understands that, as part of Executive’s employment with Company, Executive is not to breach any obligation of confidentiality that Executive has to former employers, and Executive agrees to honor all such obligations to former employers during Executive’s employment with Company. Executive warrants that Executive is subject to no employment agreement or restrictive covenant preventing full performance of Executive’s duties under this Agreement.

10.4          Return of Employer Documents. When Executive leaves the employ of Company for any reason, he/she shall deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of Company. Executive further agrees that any property situated on Company’s premises and owned by Company, including computers, cell phones, PDA’s, disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

11.         Agreement Not to Solicit Employees. During the term of this Agreement and for a period of twelve (12) months immediately following the termination of this Agreement, Executive shall not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit or recruit (or attempt to solicit or recruit) any person employed by Company to or for any business, organization, program, or activity that competes with any program, activity or operation of Company.

12.         Agreement Not to Compete. During the term of Executive's employment under this Agreement and for a period of twelve (12) months immediately following the termination of this Agreement, Executive shall not (except on behalf of or with the prior written consent of Company), either directly or indirectly, perform the same or substantially the same services that Executive performed for Company, whether as an employee or in any other capacity, on behalf of any trade or professional association, franchise company, nonprofit organization or business, which has the same or substantially the same membership or purposes as Company.

13.         Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in Sections 8-12 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, and preliminary injunctive relief pursuant to the California Arbitration Act, without the necessity of proving actual damages or posting any bond or other security.

14.         Arbitration. In the event of any dispute or claim relating to or arising out of the employment relationship between Executive and Company or the termination of that relationship (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, disability or other discrimination), Executive and Company agree that all such disputes shall be resolved by binding arbitration conducted before a single neutral arbitrator in Los Angeles County, California, pursuant to the rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.org) and the rules set forth in the California Arbitration Act, Code of Civil Procedure Section 1280, et seq. (available at www.leginfo.ca.gov/calaw.html). The arbitrator shall permit adequate discovery, including discovery pursuant to Section 1283.05 of the California Code of Civil Procedure. In addition, the arbitrator is empowered to award all remedies otherwise available in a court of competent jurisdiction; however Executive and Company each retain the right under Section 1281.8 of the California Code of Civil Procedure to seek provisional remedies. Any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. By executing this Agreement, Executive and Company are both waiving the right to a jury trial with respect to any such disputes. Company shall bear the costs of the arbitrator, forum and filing fees. Each party shall bear its own respective attorneys’ fees and all other costs, unless otherwise provided by law and awarded by the arbitrator. This arbitration agreement does not include claims that, by law, may not be subject to mandatory arbitration.

15.         General Provisions.

15.1         Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement (except by will or the laws of descent and distribution). For avoidance of doubt, any payments or obligations that Company owes to Executive shall be paid to Executive’s heirs or estate in the event of Executive’s death.

15.2         Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

15.3         Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

15.4         Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

15.5         Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15.6         Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California.

15.7         Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing:

If to Company:

Greenwood Hall, Inc.

12424 Wilshire Blvd

Suite 1030

Los Angeles, California 90025

If to Executive:

Timothy Boris

5837 Via Fiori

Goleta, CA 93117

15.8         Survival. Sections 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 of this Agreement shall survive Executive’s employment by Company.

16.         Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This agreement may be amended or modified only with the written consent of Executive and the Board of Directors. No oral waiver, amendment or modification will be effective under any circumstances whatsoever. In the event of any conflict in terms between this Agreement and the Plan or any Company policy, the terms of this Agreement shall prevail and govern.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Timothy Boris:

Dated:	March 6, 2017	/s/ Timothy Boris
(Signature)

GREENWOOD HALL, INC.:

Dated:	March 6, 2017	By:	/s/ John Hall
Name: John Hall
Title: Chief Executive Officer and Chairman of the Board of Directors

[Signature Page to Employment Agreement]

Exhibit “A” – Key Performance Indicators & Financial Performance Goals

Key Performance Indicators (KPIs)

1)    Implement systems, technologies and processes that ensure a consistent minimum 40% Gross Margin by end of Fiscal Year 2017 (ends August 31, 2017), 45% Gross Margin by December 31, 2017.

2)    Meet or exceed Revenue & EBITDA goals for Calendar Year 2017 (ends December 31, 2017; see below).

3)    Work closely with the CEO to develop an executable proprietary technology plan and timeline within 90 days of Effective Date of Agreement.

4)    Lead the development and implementation of (third-party) comprehensive management dashboard and workforce management systems by May 1, 2017.

5)    Lead the continued movement towards higher-margin, subscription-based enrollment management/retention business.

6)    Ensure that the Company is generating a quantifiable ROI of $ 2.50 for every $ 1.00 spent by clients with GH, in the aggregate, by December 31, 2017.

7) Average 90% or higher overall client satisfaction rate as measured on August 31, 2017 and November 30, 2017.

8) Average 90% or higher overall employee satisfaction rate as measured on August 31, 2017 and November 30, 2017.

Revenue & EBITDA Goals for Calendar Year 2017

Revenue:	$14,439,783
EBITDA:	$487,633

Target Bonus Schedule

20% of Annual Base Salary for meeting aforementioned Revenue + EBITDA goals.

30% for meeting aforementioned Revenue + EBITDA goals and ALL aforementioned KPIs.

40% for exceeding Revenue + EBITDA by over 20% of forecasted objectives and ALL KPIs.

50% for exceeding Revenue + EBITDA by over 33% of forecasted objectives and ALL KPIs.

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